Exhibit 10.80

THIS CONFIDENTIAL SEPARATION AGREEMENT and GENERAL RELEASE OF ALL CLAIMS (the “Agreement”) by and between Benjamin Joldersma (the “Employee”) and TheMaven, Inc. (the “Employer”), on behalf of itself, its subsidiaries, and other corporate affiliates (including, but not limited to, Maven Coalition, Inc.) and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”) (“Employee” and the “Employer” are collectively referred to as the “Parties”).

1. Separation Date. Employee’s employment with Employer is terminated effective as of the close of business on September 30, 2020 (the “Separation Date”). Irrespective of whether Employee signs this Agreement, Employee will be paid all wages, accrued but unused paid time off in the amount of $15,151.80, and earned commissions (if any) earned through the Separation Date. Employee’s eligibility to participate in, and coverage under, all benefit plans, practices and policies shall cease as of the Separation Date, and Employee’s health insurance coverages shall continue through the Separation Date. Employee will receive, under separate cover, information regarding Employee’s eligibility to pay for continued coverage beyond the Separation Date pursuant to the federal law known as COBRA. Employee shall not be permitted to sign this Agreement before the Separation Date. Any Agreement signed before the Separation Date shall be deemed null and void.

2. Consideration. If Employee timely signs, does not revoke, returns this Agreement and abides by all of its terms, then as consideration for the promises and undertakings herein,

a. Severance Payment. Employer shall pay severance to Employee for a total of $111,031.32, minus all withholdings and other deductions required by law (and reported to taxing authorities on a Form W-2), which is equivalent to 6 months’ pay at Employee’s base salary as of the Separation Date (“Severance Payment”). The Severance Payment shall be payable in the form of salary continuation in equal increments in accordance with Employer’s regular payroll cycle, commencing with the first payroll period following 14 days after the Effective Date (as defined in paragraph 15), provided that Employer reserves the right to accelerate payments in its sole discretion. Employee acknowledges that the Severance Payment is greater than the amount of severance pursuant to Section 1.3(e) of Employee’s Employment Agreement, dated November 4, 2016 (“Employment Agreement”). A copy of the Employment Agreement is attached to this Agreement.

b. COBRA Payments. If, as of September 1, 2020, Employee is a participant in Employer’s group health insurance plan, then, for October 2020 through March 2021, Employer will pay an amount equal to 100% of the premium cost of COBRA group health insurance coverage, comprised of Employee’s health, dental and vision benefits (“COBRA Payments”). The COBRA Payments will be less all withholdings and other deductions required by law (and reported to taxing authorities on a Form W-2). If Employee becomes eligible for group health insurance coverage in connection with new employment during this period, regardless of how the new coverage compares with the coverage under Employer’s group health plans, Employer’s obligation to make the COBRA Payments shall immediately terminate (and Employee shall promptly notify Employer of such eligibility).

c. Options Vesting and Exercise of Options. As of the Effective Date, you shall: (i) be vested in a total of 2,047,354 shares of common stock in the Employer (“Vested Common Stock”); and (ii) be vested in a total of 302,000 shares of the options to purchase common stock in the Employer (“Vested Options”); and (iii) be permitted to exercise those Vested Options which may vest in accordance with their terms, within 12 months after the Effective Date (collectively, the benefits referenced in this paragraph 2(c) shall be referred to as the “Option Extension”). The exercise of the Vested Options may at your discretion, be a “cashless” transaction, where enough shares are sold at the time of the exercise to pay for the remaining shares and associated taxes, should taxes be due at the time of transaction. You acknowledge that other than the Vested Common Stock and the Vested Options described in this paragraph 2(c), the remainder of your options in Employer that cannot vest are unvested and extinguished upon your termination of employment, and all the Vested Options will be treated (for tax purposes) as nonqualified stock options.

Employee understands and agrees that Employee would not receive the Severance Payment, COBRA Payments or Options Extensions except for Employee’s execution and non- revocation of this Agreement, and the fulfillment of Employee’s promises contained herein.

3. General Release. In consideration for the payment and undertakings described above, Employee, individually and on behalf of Employee’s heirs, attorneys, representatives, successors, and assigns, does hereby knowingly and voluntarily completely release and forever discharge Employer, its current and former parent, successor, subsidiary and affiliated companies and entities, and each of the foregoing companies’ and entities’ respective divisions, officers, directors, managers, shareholders, partners, limited partners, members, agents, employees, representatives, independent contractors, payroll companies, employee benefit plans, attorneys, insurers, licensees and assigns (the “Released Parties”), from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or could have or may ever have or become entitled to, against the Released Parties, including, without limitation, claims arising from or in any way connected with Employee’s employment or separation of employment or relationship with Employer. Such released claims include, without limitation, any claims related to salary, bonuses, commissions, fringe benefits, expense reimbursements, severance benefits, vacation pay, sick leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of Employer, or any other form of compensation; all statutory, common law, constitutional and other claims, all claims for “wrongful discharge,” emotional distress, or defamation; all claims relating to any contracts of employment, express or implied; any claims for misrepresentation, or breach of covenant of good faith and fair dealing, express or implied; any claim for attorney’s fees, costs or expenses or interest on any sums allegedly due; any tort claim of any nature; any claims under federal, state, or local statute or ordinance; any claims under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the ADA Amendments Act of 2008; the Family and Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Washington State Minimum Wage Act, the Washington State Family Leave Act, the Washington State Family Care Act, the Washington State Law Against Discrimination, and the Washington State Industrial Welfare Act; the National Labor Relations Act; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Fair Credit Reporting Act; the Rehabilitation Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Rights Act; the civil whistleblower protection provisions of the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley Act of 2002); the Dodd–Frank Wall Street Reform and Consumer Protection Act, Worker Adjustment and Retraining Notification Act; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act; any other federal state or local civil rights laws or any other local, state or federal law, regulation or ordinance; any public policy, contract (express, written or implied), tort, constitution or common law; and any other laws and regulations relating to employment or employment discrimination. It is understood and agreed that this release does not apply to any act or omission by Employer committed or omitted subsequent to the date on which Employee signs this Agreement nor to any payment or benefits which Employer agreed to pay or provide to Employee under this Agreement.

Employee specifically releases the Released Parties from all claims Employee might have under the Age Discrimination in Employment Act and acknowledges that all conditions established by the Older Workers Benefit Protection Act for a voluntary release of claims have been met.

Employee is not waiving any rights Employee may have to: (i) Employee’s own vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and/or (iv) enforce this Agreement.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employee or any Released Party identified in this Agreement is a party.

4. Affirmations. Employee affirms that Employee has not filed or caused to be filed, and presently is not a party to, any claim, complaint, administrative charge, arbitration, or action against Employer in any forum. Employee also affirms that Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Employer. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave law.

5. Effect of Noncompliance With Release. If Employee brings any kind of legal claim against Employer that Employee has given up by signing this Agreement, then Employee shall be in violation of this Agreement and, to the fullest extent permitted by law, Employee shall pay all legal fees, and other costs and expenses incurred by Employer in defending against any such claim. The foregoing provision of this paragraph shall not apply to any proceeding brought for the sole purpose of enforcing this Agreement, and nothing in this paragraph or in this Agreement is intended to or shall be deemed to prohibit Employee from participating, or cooperating with the Equal Employment Opportunity Commission, Securities and Exchange Commission, or other governmental or law enforcement agency in any investigation, administrative proceeding or action involving Employer, nor shall it prohibit Employee from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

6. Acknowledgements.

a. Except as described in this Agreement, Employee acknowledges that Employee has been paid all wages, commissions, and attendant benefits due to Employee from Employer in consideration of the services Employee rendered while employed by Employer, including but not limited to vacation pay, sick, or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, payments due Employee from Employer pursuant to any agreement or other contract to which Employee and/or Employer were a party, and any and all monetary or other benefits that are or were due Employee pursuant to policies of Employer in effect prior to the Separation Date. Employee also represents and warrants that Employee has reported all of the hours Employee worked while Employee was employed by Employer as of the date Employee signs this Agreement.

b. You acknowledge that the Option Extension constitutes substantial consideration because it provides you with additional vested options to which you would not otherwise be eligible and an extension to the deadline to exercise those options. You further acknowledge that, in the absence of the Option Extension, you would be required to exercise your vested options within 30 days of the Separation Date and that the relevant shares will not be available within that time period. The Option Extension is therefore consideration for release of any claims regarding the status of such shares being still unavailable over a year past the date of employment.

c. You acknowledge that the Option Extension may cause you to forfeit incentive stock option status for tax purposes, but that the value associated with the Option Extension exceeds any potential loss of incentive stock option status.

7. No Disparaging Statements. Employee shall not make any statements, orally or in writing (nor to induce or encourage any other person to make such statements), regardless of whether such statements are truthful, nor take any actions which in any way could disparage any of the Released Parties, or which foreseeably could harm the reputation and/or goodwill of any of the Released Parties, including Employer’s products and services.

8. Confidential Information; Non-Solicitation.

a. Employee shall comply with all of the surviving terms of Section 1.4 of the Employment Agreement, the terms of which shall remain in full force and effect and which are incorporated herein.

b. Employee shall comply with all of the surviving terms of the Employee Confidentiality and Proprietary Rights Agreement, dated July 22, 2016 (“Confidentiality Agreement”), the terms of which shall remain in full force and effect and which are incorporated herein. A copy of the Confidentiality Agreement is attached to this Agreement.

c. Employee acknowledges and agrees that following the date of this Agreement, except as specifically authorized in writing by Employer or as otherwise required or permitted by law, Employee will not disclose or use for the benefit of any third party any Confidential Information about Employer or the Released Parties, which Employee acquired, developed or created by reason of Employee’s employment, except for information that is or becomes public other than through Employee’s actions prohibited by and/or Employee’s breach of this subparagraph (b).

d. Employee also agrees that any provisions of Employer’s Employee Handbook and/or any other applicable documents (including, but not limited to, any provisions relating to confidential and proprietary information and intellectual property) which impose obligations upon Employee that extend beyond Employee’s employment with Employer will continue to remain in full force and effect.

e. Nothing in this Agreement shall preclude Employee from: (i) making disclosures that are otherwise prohibited by this Agreement in response to any lawful court order or subpoena, or in connection with an investigation by a governmental or law enforcement agency; (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a local, state or federal agency; (iii) filing or disclosing facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee may be entitled; (iv) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; and (v) speaking with law enforcement, the equal employment opportunity commission, the state division of human rights, a local commission on human rights, or an attorney retained by Employee.

9. Return of Property. As soon as possible, Employee shall return to Employer all property of Employer, including, but not limited to, identification cards, keys, computers, PDAs, cell phones, equipment, documents and other tangible property of Employer, including information stored in computers, on computer disks, and recorded or graphic matter, obtained during Employee’s employment with Employer (and Employee shall not retain any copies, duplicates, reproductions, computer disks or excerpts of such property).

10. Cooperation. Employee shall cooperate with Employer and its counsel in connection with any investigation, administrative proceeding, litigation, consumer, client, supplier or vendor issue relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Employer.

11. Confidentiality of Agreement. Employee shall not disclose the existence, terms and conditions of this Agreement to any other persons except Employee’s counsel, immediate family, taxing authorities in connection with filing of federal, state or local tax returns, or to financial advisors in order to comply with income tax filing requirements provided that any such disclosure is accompanied by an instruction to keep the information confidential. If Employee is requested or required in a legal proceeding to make disclosures otherwise prohibited by this Agreement, Employee shall notify Employer in writing of such request or requirement (and shall provide a copy of such request to Employer) within 48 hours of Employee’s receipt thereof.

12. Breach of Agreement. Employee’s breach of any material term of this Agreement, including, without limitation, paragraphs 3, 4, 7, 8, 9, 10, and 11 shall immediately terminate Employer’s obligations to make any payments due under this Agreement. Employee agrees that this Agreement will otherwise remain in effect.

13. Voluntary Agreement. Employee expressly warrants that Employee has read and fully understands this Agreement; that Employee understands that Employee has 45 days in which to consider this Agreement and the accompanying “Addendum to Confidential Separation Agreement and General Release”; that Employee has had sufficient time in which to consider whether Employee should sign this Agreement; that Employee is hereby advised to and has had the opportunity to consult with legal counsel of Employee’s own choosing and to have the terms of the Agreement fully explained to Employee; that Employee is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that Employee is executing this Agreement voluntarily, free of any duress or coercion.

14. Governing law/No Jury.

a. This Agreement shall be governed by the laws of the State of Washington (regardless of conflict of laws principles) as to all matters including, without limitation, validity, construction, effect, performance and remedies.

b. EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN KING COUNTY, WASHINGTON AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURTS REFERRED TO IN THIS SECTION 14(b).

15. Revocation Period/Effective Date. Employee acknowledges that if Employee signs this Agreement, Employee will be given seven days following the day on which the Agreement is signed to revoke it. Such revocation must be sent by PDF legal@maven.io, or alternatively, in an email expressly stating “I hereby revoke my signed separation agreement” to legal@maven.io. If written revocation is not received by the end of the seven-day revocation period, this Agreement will become effective and enforceable on the eighth day after Employee signs and returns the Agreement to legal@maven.io (the “Effective Date”). No payments due to you under this Agreement or the Options Extension shall be made before the Effective Date. If you revoke the Agreement, no payments or the Options Extension shall be made.

16. No Admissions. Nothing set forth in this Agreement shall be construed by either party, at any time, as an admission of liability or wrongdoing by Employer.

17. Entire Agreement. This Agreement, together with the incorporated terms of its attachments, is the complete agreement between the parties concerning the subject matter hereof and supersedes any prior such agreements or understandings. This Agreement may not be amended or in any way modified except in writing signed by both parties. This Agreement may not be amended or in any way modified by e-mail. Facsimile, electronic, or .pdf signatures shall be deemed to be original signatures.

18. If Part of this Agreement is Invalid. If any provision of this Agreement shall be held illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement. If a court of competent jurisdiction should ever declare that a release or waiver of claims is illegal, void, or unenforceable, Employee shall, at the option of Employer, either return promptly to Employer the full amount paid to Employee pursuant to this Agreement, or execute a release, waiver, and/or covenant that is legal and enforceable.

[Signature page on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written herein.

THEMAVEN, INC.

By:	/s/ Paul Edmondson	10/05/2020
	Paul Edmondson	Date

Accepted and Agreed:

By:	/s/ Benjamin Joldersma	10/05/2020
	Benjamin Joldersma	Date